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                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                        NOBEL EDUCATION DYNAMICS, INC.

                        ______________________________


     NOBEL EDUCATION DYNAMICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "CORPORATION"), does hereby certify:

     FIRST: That the board of directors of the Corporation, by the unanimous written consent of its members executed in accordance with
               Section 141(f) of the General Corporation Law of the State of Delaware and filed with the minutes of the board of directors, adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and calling for consideration of said proposed amendments by the stockholders of the Corporation. The resolutions setting forth the amendments are attached hereto as Exhibit A.

     SECOND: That thereafter, pursuant to the resolutions of the board of directors, each of the proposed amendments was approved by the stockholders of the Corporation at the 1996 Annual Meeting of Stockholders held on June 18, 1996.

     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by A. J. Clegg, its Chairman and President, and attested by Yvonne DeAngelo, its Secretary, this 17th day of July, 1996.

                                        NOBEL EDUCATION DYNAMICS, INC.


                                        By:_____________________________
                                           A. J. Clegg
                                           Chairman and President

Attest:


____________________________
Yvonne DeAngelo
Secretary
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                                                                     EXHIBIT A
AMENDMENT OF ARTICLE EIGHTH
- ---------------------------

     Resolved, that the Restated Certificate of Incorporation of the Corporation, as amended, be further amended by the deletion of existing Article Eighth and the substitution of the following text, so that Article Eighth shall be and read in its entirety as follows:

     "EIGHTH:

          1. The directors of the Corporation shall be elected at the annual meeting of stockholders, except as provided in Section 3 of this Article Eighth. The directors shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the 1997 annual meeting of stockholders; Class II directors shall initially serve until the 1998 annual meeting of stockholders; and Class III directors shall initially serve until the 1999 annual meeting of stockholders. At each annual meeting of stockholders beginning with the 1997 annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders after their election. Except as otherwise provided by law, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. In no case shall a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock of the Corporation shall have the right to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, or the resolution or resolutions of the Board of Directors relating to the issuance of such shares of preferred stock, and such directors so elected shall not be divided into classes pursuant to this Article Eighth unless expressly provided by such terms or such resolution or resolutions.

          2. A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected. Directors may be removed only by the holders of at least a majority of the outstanding Common Stock and only for cause at a meeting called for such purpose. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if (i) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and the conviction is no longer subject to direct appeal, (ii) the director has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his or her duty to the corporation in a matter of substantial importance to the Corporation and the adjudication is no longer subject to direct appeal or (iii) any other situation exists which at least eighty percent (80%) of the other directors, in their sole discretion, agree constitutes cause for removal.

          3. If any vacancy occurs on the Board of Directors or any new directorship is created by an increase in the authorized number of directors, a majority of the directors in office, though less than a quorum, may fill the vacancy or fill the newly created directorship. Any director elected to fill a vacancy shall have the same term as that of his or her predecessor, or, if
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such vacancy is a result of an increase in the number of directors, as that of the other directors of the class of which he or she shall be a member.

          4. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law, the Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of shares entitled to cast at least two-thirds of the votes represented by the shares of all classes of stock of the Corporation entitled to vote generally in elections of directors, considered for purposes of this Article EIGHTH as one class, shall be required to amend, alter, change, repeal or adopt any provision inconsistent with this Article EIGHTH.


ADDITION OF NEW ARTICLE ELEVENTH
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     Resolved, that the Restated Certificate of Incorporation of the
Corporation, as amended, be further amended by the addition of a new Article Eleventh which shall be and read in its entirety as follows:

     ELEVENTH: Subject to the special rights, if any, of the holders of any class or series of preferred stock established in or pursuant to the provisions of the Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.


ADDITION OF NEW ARTICLE TWELFTH
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     RESOLVED, that the Restated Certificate of Incorporation of the
Corporation, as amended, be further amended by the addition of a new Article Twelfth which shall be and read in its entirety as follows:

TWELFTH:  Nominations for the Board.

          1. Subject to the special rights, if any, of the holders of any class or series of preferred stock then outstanding, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by a stockholder entitled to vote in the election of directors. However, a stockholder entitled to vote in the election of directors may make such a nomination only if such stockholder has given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to, or mailed by United States mail, postage prepaid and received at, the principal executive offices of the Corporation (a) with respect to an election to be held at an annual meeting of stockholders, not later than seventy-five (75) days prior to the first anniversary of the preceding year's annual meeting (or, if the date of the annual meeting is changed by more than twenty (20) days from such anniversary date, not later than ten (10) days after the date the Corporation first mails to stockholders of the Corporation notice of the date of the annual meeting), and
(b) with respect to an election to be held at a special meeting of stockholders called for that purpose, not

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later than ten (10) days after the date the Corporation first mails to stockholders of the Corporation notice of the date of the special meeting.

          2. Each stockholder's notice of intent to make a nomination must set forth: (a) the name(s) and address(es) of the stockholder who intends to make the nomination; (b) a representation that the stockholder (i) is a holder of record of stock of the Corporation entitled to vote at such meeting, (ii) will continue to hold such stock through the date on which the meeting is held, and
(iii) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the name, age, business and residence address(es) and principal occupation or employment of each nominee;
(d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the stockholder; (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated under Section 14 of the Securities Exchange Act of 1934, as amended, as now in effect or hereafter modified, had the nominee been nominated by the Board of Directors; and (f) the consent of each nominee to serve as a director of the Corporation if so elected. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the qualifications of such person to serve as a director.

          3. The presiding officer of the stockholders' meeting shall determine and declare at the stockholders' meeting whether the nomination was made in accordance with the terms of this Article Twelfth. If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this Article Twelfth, he or she shall so declare at the stockholders' meeting and any such defective nomination shall be disregarded.


ADDITION OF NEW ARTICLE THIRTEENTH
- ----------------------------------

     Resolved, that the Restated Certificate of Incorporation of the Corporation, as amended, be further amended by the addition of a new Article Thirteenth which shall be and read in its entirety as follows:

THIRTEENTH:    Proposals.

     1. At an annual or special meeting of stockholders (other than a special meeting called at the written request of stockholders of the Corporation in accordance with the Corporation's Bylaws) only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the meeting (a) by, or at the direction of, a majority of the directors, or (b) by any stockholder the Corporation who complies with the notice procedures set forth in this Article Thirteenth. For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to, or mailed by United States mail, postage prepaid and received at, the principal executive offices of the

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Corporation (i) with respect to a proposal to be considered at an annual meeting of stockholders, not later than seventy-five (75) days prior to the first anniversary of the preceding year's annual meeting (or, if the date of the annual meeting is changed by more than twenty (20) days from such anniversary date, not later than ten (10) days after the date the Corporation first mails to stockholders of the Corporation notice of the date of the annual meeting), and
(ii) with respect to a proposal to be considered at a special meeting of stockholders, not later than ten (10) days after the date the Corporation first mails to stockholders of the Corporation notice of the date of the special meeting.

     2. A stockholder's notice to the Secretary must set forth as to each proposal the stockholder desires to bring before the stockholders' meeting (a) a brief description of such proposal and the reasons supporting such proposal, (b) a representation that the stockholder (i) is a holder of record of stock of the Corporation entitled to vote at such meeting, (ii) will continue to hold such stock through the date on which the meeting is held, (iii) intends to appear in person or by proxy at the meeting to make such proposal, and (c) any financial interest of the stockholder in such proposal.

     3. The presiding officer of the stockholders' meeting shall determine and declare at the stockholders' meeting whether the stockholder proposal was made in accordance with the terms of this Article Thirteenth. If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this Article Thirteenth, he or she shall so declare at the stockholders' meeting and any such proposal shall not be acted upon at the stockholder's meeting.


ADDITION OF NEW ARTICLE FOURTEENTH
- ----------------------------------

     Resolved, that the Restated Certificate of Incorporation of the Corporation, as amended, be further amended by the addition of a new Article Fourteenth which shall be and read in its entirety as follows:

     "FOURTEENTH: Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law, the Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of shares entitled to cast at least two-thirds of the votes represented by the shares of all classes of stock of the Corporation entitled to vote generally in elections of directors, considered for purposes of this Article FOURTEENTH as one class, shall be required to amend, alter, change, repeal or adopt any provision inconsistent with Article TENTH, ELEVENTH, TWELFTH, THIRTEENTH or this Article FOURTEENTH.

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